UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2011

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 20, 2011, we entered into a strategic partnership agreement with MedPodium Health Sciences, Inc., our subsidiary, and Source One Global Partners, LLC. Source One is a supplier of exclusive science-based ingredients and proprietary formulas to the nutritional supplement and related functional food and beverage industries. The strategic partnership agreement, which, subject to earlier termination under specified circumstances, is for an initial term of 10 years and automatically renews for additional one-year periods, provides for the joint development and commercialization of customized nutritional supplements, as well as pharmaceuticals and medical foods based on SourceOne’s branded ingredients that include specialized formulations of EPA/DHA Omega-3 oils, Citrus Polymethoxylated Flavonoids, Ubiquinol-QH, TocoSource® Palm Tocotrienols, and VESIsorb®.

Under the strategic partnership agreement, we acquired a fully-paid-up license to commercialize formulations of various SourceOne ingredients to be marketed as nutraceuticals, pharmaceuticals and/or medical foods. We acquired that license in exchange for a licensing fee of $0.75 million in the form of unregistered shares of our common stock, which was equal to 1.5 million shares based on the $0.50 per share value set forth in the agreement. The $0.50 per share value represents a 70% premium above the closing price of our common stock on December 19, 2011, the day before we entered into the strategic partnership agreement. In addition, we can designate up to 10 products to be jointly developed by the parties, with cash and other resources to be contributed by both us and SourceOne under a profit-share arrangement. The 1.5 million shares issued in exchange for the license were deposited into an escrow, portions of which will be released upon each notice of designation by us of a joint product. The number of shares to be released upon each such notice will be based on the 15-day volume weighted average trading price of our common stock as of the date we provide such notice. Half of any shares of our common stock that remain in escrow on December 19, 2015 will be released to SourceOne and the other half will be returned to us.

In addition, under the strategic partnership agreement, we acquired an option to purchase a 15% ownership interest in SourceOne in exchange for $0.75 million in the form of unregistered shares of our common stock, which was equal to 1.5 million shares based on the $0.50 per share value set forth in the agreement. The 1.5 million shares were deposited into an escrow and will be released to SourceOne in four equal installments on the 6, 9, 12 and 18 month anniversary of December 20, 2011.

During the term of the strategic partnership agreement, we also have the right to participate in financings contemplated by SourceOne and the right to acquire SourceOne in the event it were to receive an offer from a third-party acquiror.

We issued a press release announcing our entry into the strategic partnership agreement, a copy of which is filed as an exhibit to this report.

Item 3.02.	Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The shares of our common stock issued pursuant to the strategic partnership agreement were issued in a private placement under Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release issued on December 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: December 27, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued on December 21, 2011